Exhibit 10.1

Severance Agreement

This Severance Agreement (“Agreement”) is entered into by and between ResCare, Inc. d/b/a BrightSpring Health Services, a Kentucky corporation (“Employer”), and James Mattingly, a resident of the State of Kentucky (“Executive”), wherein the parties agree as follows:

1.
Definitions. Throughout this Agreement, the term “Company,” used alone, shall include each and all of the following: (a) BrightSpring Health Services, Inc., a Delaware corporation (“BrightSpring”); (b) Employer; (c) any direct or indirect subsidiary, parent organization, affiliated entity, related entity, or division of BrightSpring and/or Employer; and (d) any current or former officer, director, manager, trustee, agent, employee, member, shareholder, representative, insurer, or employee benefit or welfare program or plan (including the administrators, trustees, fiduciaries, and insurers of such program or plan) of an entity referenced in or encompassed by Subparagraphs 1(a), 1(b), 1(c). Throughout this Agreement, the term “Employment Agreement” means that Employment Agreement between Executive and Employer made effective December 14, 2017.
2.
Separation; Consulting. Effective March 4, 2025, Executive ceased employment with Company (the “Separation Date”). Executive agrees that, as a non-employee consultant (independent contractor) from and after the date hereof, and at such times and from time to time as agreed upon between Company and Executive, Executive will provide transition and consulting services to Company in exchange for consideration as agreed upon between Company and Executive (the “Consulting Services”). During this consulting period, and in connection with the provision of the Consulting Services, Executive’s relationship with Company will be that of an independent contractor, nothing in this Paragraph 2 is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship and Executive will have no authority to bind Company to any contractual obligations, whether written, oral or implied. Executive agrees not to represent or purport to represent Company in any manner whatsoever to any third party. The parties acknowledge and agree that the means, manner and method of performing the above referenced Consulting Services are within Executive’s exclusive control. During the consulting period, Executive will not be entitled to any of the benefits which Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits, and Executive acknowledges and agrees that Executive’s relationship with Company during the consulting period will not be subject to the Fair Labor Standards Act or other laws or regulations governing employment relationships. If Executive is reclassified by a state or federal agency or court as an employee for tax or other purposes, Executive shall become a non-benefit employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the benefit plans or programs of the Company in effect at the time of such reclassification Consultant would otherwise be eligible for such benefits.
3.
Severance. As severance, and in consideration of the promises and releases made by Executive in this Agreement, if this Agreement becomes effective and is not revoked, all within sixty (60) days of the Separation Date, then Employer shall (collectively, the following is the “Severance”):
(a)
Continue to pay Executive’s then current Base Salary until March 31, 2025.
(b)
Continue to pay Executive’s then current Base Salary for twelve (12) months, beginning on the first payroll date on or after April 1, 2025 and on the same payroll schedule on which other Employer employees receive payment; provided, however, if this

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Agreement becomes effective after April 1, 2025 then the first such payment shall be made on the first payroll date after this Agreement becomes effective and shall cover the time period from April 1, 2025 through the first payment date.
(c)
Continue to pay the employer portion of Executive’s COBRA coverage premiums for eighteen (18) months following the Separation Date (or such shorter time if such coverage terminates earlier under Section 4980B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”)), provided that Executive shall continue to pay the same amount toward the cost of such premiums as paid immediately prior to the last day of Executive’s active employment, which the Company may pay through deductions by the Company from the salary continuation payments referenced above, and shall comply with applicable election and eligibility requirements, beginning after this Agreement becomes effective.
(d)
A payment of Executive’s annual performance bonus for 2024 utilizing actual performance, which will be payable in 2025 and around the same time as other Employer employees receive payment.
(e)
A pro-rata payment of Executive’s annual performance bonus for 2025 assuming 100% of target and based on the number of days in 2025 until March 31 2025, which will be payable in 2026 and around the same time as other Employer employees receive payment.
(f)
Executive holds vested stock options granted to Executive pursuant to the Amended and Restated Phoenix Parent Holdings Inc. 2017 Stock Incentive Plan (as amended, the “2017 Plan”) and the grant notice(s) and award agreement(s) issued to Executive thereunder (collectively, with the 2017 Plan, the “2017 Plan Documents”). If approved by the board of directors of BrightSpring (the “Board”) or, if applicable, the compensation committee of the Board, the time period for Executive to exercise any stock options that are vested or become vested under the 2017 Plan Documents shall be amended and extended to end on the last day of their applicable Option Period (as such term is defined in the 2017 Plan Documents).
(g)
Executive holds unvested performance-based stock options granted to Executive pursuant to the 2017 Plan Documents. If approved by the Board or, if applicable, the compensation committee of the Board, (i) notwithstanding the termination of Executive’s employment, Executive will remain eligible to vest in the unvested portion of such stock options until the Final Measurement Date (as such term is defined in the 2017 Plan Documents), and (ii) the time period for Executive to exercise such stock options (to the extent they vest) shall be amended and extended to end on the last day of their applicable Option Period.
(h)
Executive is a party to that certain Management Stockholders’ Agreement dated December 7, 2017 by and among BrightSpring, KKR Phoenix Aggregator, L.P., a Delaware limited partnership (“KKR”), and the other parties identified as Management Stockholders (which includes Executive) (as amended, the “Stockholders Agreement”). If approved by the Board or, if applicable, the compensation committee of the Board, for outstanding stock options issued under the 2017 Plan: (i) Executive may pay the exercise price by delivering irrevocable instructions to a broker to sell a portion of the shares subject to the stock options sufficient to pay the applicable aggregate exercise price for each grant and to remit any amount equal to such aggregate exercise price to the Company in cash

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and satisfy any applicable tax liability incurred upon exercise of stock options by delivering irrevocable instructions to a broker to sell a portion of the shares subject to such stock options determined by Company in its discretion to be sufficient to cover the tax withholding obligations of Company and to remit any amount equal to such tax withholding obligations to Company (collectively, “Sell to Cover”), and (ii) solely for purposes of the Sell to Cover, the provisions of Section 2(a)(i) of the Stockholders Agreement are waived.
(i)
Executive holds vested and unvested stock options and unvested restricted stock units granted to Executive pursuant to the BrightSpring Health Services, Inc. 2024 Equity Incentive Plan (as amended, the “2024 Plan”) and the grant notice(s) and award agreement(s) issued to Executive thereunder (collectively, with the 2024 Plan, the “2024 Plan Documents”). If approved by the Board or, if applicable, the compensation committee of the Board, (i) the stock options and restricted stock units that are unvested under the 2024 Plan Documents and are to vest in January, 2026 shall immediately vest and become exercisable (as applicable), and (ii) the time period for Executive to exercise any stock options that are vested under the 2024 Plan Documents, after giving effect to any acceleration provided hereunder, shall be amended and extended to end on the last day of their applicable Option Period.

The Severance reflects consideration provided to Executive over and above anything of value to which Executive is already entitled.

4.
Non-Disparagement. Executive will not make any statements or representations that disparage, demean, or impugn Company, including without limitation any statements impugning the personal or professional character of Company or any director, officer, employee, or consultant for Company nor will Executive encourage or assist others to make any such statements or representations. This prohibition against disparaging, demeaning or impugning communications includes, but is not limited to, comments, statements or representations posted on social media platforms as well to any submissions or contributions to the press or any media. Further, Executive will not directly or indirectly seek to cause any person or organization to discontinue or limit such person’s or organization’s current relationship with Company. Executive agrees that the terms and requirements in this Paragraph 4 are reasonably necessary to protect the legitimate business interests of Company. Nothing in this Paragraph 4 or this Agreement restricts shall be interpreted to waive or extinguish any rights which – by express and unequivocal terms of law – may not under any circumstances be waived or extinguished. For example, this Agreement is not intended to: (a) prevent Executive from filing a charge or complaint (including a challenge to the validity of this Agreement) with the Securities and Exchange Commission (“SEC”) or another governmental agency; (b) limit Executive’s ability to communicate directly with the SEC, or otherwise prevent Executive from participating in any investigation or proceeding conducted by the SEC, or other governmental agency; or (c) establish a condition precedent or other barrier to exercising these rights.
5.
Tax. The Severance is compensation, and shall be subject to all appropriate taxes, deductions, and withholdings. Employer shall withhold appropriate taxes on the Severance and include such payments as wages on Executive’s W‑2. Employer makes no representation or warranty as to the tax consequences or liability arising from said payments, including but not limited to those under Section 409A of the Code. Moreover, the parties understand and agree that any tax consequences and/or liability arising from these payments to Executive shall be the sole responsibility of Executive. To this extent, Executive acknowledges and agrees that Executive

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will pay any and all income or other tax which may be determined to be due in connection with the sums described herein and will indemnify and hold harmless Company from the same.
6.
General Release and Waiver. In consideration for this Agreement, Executive (for Executive, Executive’s agents, assigns, heirs, executors, estate and administrators) releases and discharges Company from any claim, demand, action, or cause of action, known or unknown, which arose at any time from the beginning of time to the Effective Date of this Agreement, and waives all claims relating to, arising out of, or in any way connected with Executive’s interactions with Company and/or employment with Employer, the cessation of that employment, or the compensation or benefits payable in connection with that employment or the cessation of that employment, including (without limitation) any claim, demand, action, or cause of action, including claims for attorneys’ fees and costs, (hereinafter collectively referred to as “Claims”), based on but not limited to: The Age Discrimination in Employment Act of 1967, as amended (“ADEA”), 29 U.S.C. § 621, et seq; The Americans With Disabilities Act of 1990, as amended (“ADA”), 42 U.S.C. § 12101, et seq.; The Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701, et seq.; The Family and Medical Leave Act of 1993, as amended (“FMLA”), 29 U.S.C. § 2601, et seq.; The Civil Rights Act of 1866 and 1964, as amended, 42 U.S.C. § 1981; The Lilly Ledbetter Fair Pay Act of 2009; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000(e), et seq.; The Pregnancy Discrimination Act; the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), 29 U.S.C. § 1161, et seq. (except if eligible, Executive’s right to obtain continuation of insurance coverage); The Fair Credit Reporting Act, as amended, 15 U.S.C. § 1681, et seq.; The Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., and any similar state law; The Equal Pay Act, as amended, 29 U.S.C. § 206, et seq.; The National Labor Relations Act, 29 U.S.C. § 151, et seq.; any Kentucky state law and/or local law or ordinance that relates to employers, employees, or the workplace; any Kentucky wage law; any existing or potential entitlement under any Company program or plan, including wages or other paid leave; any existing or potential agreement, contract, representation, policy, procedure, or statement (whether any of the foregoing are express or implied, oral or written); Claims arising under any federal, state and local fair employment practices law, and any other employee or labor relations statute, executive order, law or ordinance, and any duty or other employment-related obligation, Claims arising from any other type of statute, executive order, law or ordinance or common law, Claims arising from contract or public policy, as well as tort, tortious cause of conduct, breach of implied covenant of good faith and fair dealing, breach of contract, intentional and/or negligent infliction of emotional distress, invasion of privacy, defamation, wrongful discharge, negligence, discrimination, harassment, and retaliation, together with all claims for monetary and equitable relief, punitive and compensatory relief and attorneys’ fees and costs; and/or Claims under the U.S. or Kentucky Constitution.

Executive further releases and discharges Company, and waives all Claims related to any other federal, state, or local law, whether arising or emanating from statute, executive order, regulation, code, common law, or other source, including, but not limited to, all actions sounding in tort, contract, and/or any doctrine of good faith and fair dealing.

Notwithstanding the foregoing, this Agreement is not intended to operate as a waiver or release of: (a) any unpaid base compensation for the current pay period; (b) qualified 401k retirement benefits that are vested, the eligibility and entitlement to which shall be governed by the terms of the applicable plan; (c) Executive’s rights to continued indemnification under the Company’s charter, bylaws or other operating documents and the Company agrees to maintain sufficient D&O coverage on Executive for as long as liability may exist; or (d) Executive’s rights under this Agreement. Moreover, nothing in this Paragraph 7 or this Agreement shall be interpreted

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to waive or extinguish any rights which — by express and unequivocal terms of law — may not under any circumstances be waived or extinguished including, without limitation, state unemployment or workers compensation claims or under the ADEA if those rights or claims arise after the date Executive signs this Agreement, nor preclude Executive from challenging the validity of this Agreement under the ADEA.

7.
Covenant Not to Sue. Except for those matters not waived as set forth in Paragraph 6, Executive agrees that Executive will never sue or file a lawsuit against Company including, without limitation, any lawsuit concerning or in any way related to Executive’s employment with Employer, the termination of that employment, the compensation or benefits payable in connection with Executive’s employment, or any other interaction or relationship with Company, and that no such suit is currently pending. Should Executive violate any aspect of this Paragraph 7, Executive agrees that any suit shall be null and void and must be summarily dismissed or withdrawn. This Paragraph 7 and this Agreement shall not operate to waive or bar any claim which — by express and unequivocal terms of law — may not under any circumstances be waived or barred. Moreover, this Agreement shall not operate to waive rights or claims under the ADEA if those rights or claims arise after the date Executive signs this Agreement, nor preclude Executive from challenging the validity of the Agreement under the ADEA or otherwise enforcing this Agreement.
8.
Applicable Law. This Agreement shall be interpreted, enforced, and governed under the laws of the Commonwealth of Kentucky, without regard to conflict of laws principles thereof.
9.
Choice of Forum; Waiver of Jury Trial. Executive understands and acknowledges Company’s desire and need to defend any litigation against it in the Commonwealth of Kentucky. Accordingly, the parties agree that any claim brought by Executive against Company or any of its employees or agents must be maintained only in the state and federal courts having responsibility for Louisville, Kentucky. Executive further understands and acknowledges that in the event Company initiates litigation against Executive, Company may need to prosecute such litigation in Executive’s forum state, in the Commonwealth of Kentucky, or in such other state or commonwealth where Executive is subject to personal jurisdiction. In addition, Executive specifically consents to personal jurisdiction in the Commonwealth of Kentucky. Both parties waive the right to a jury trial.
10.
General Conditions. Should Executive ever breach any provision or obligation under this Agreement, the Parties agree that the range of remedies includes the following:
(a)
Executive shall pay all damages (including, but not limited to, litigation and/or defense costs, expenses, and reasonable attorneys’ fees) incurred by Company following and/or as a result of Executive’s breach if such breach is not cured or corrected to the satisfaction of Company within fourteen (14) days of Employer mailing written notice of the breach to Executive’s last known address.
(b)
Executive shall forego and no longer be entitled to any portion of any Severance sum or benefit remaining to be paid or conferred pursuant to this Agreement.
(c)
Company shall cease all Severance payments and Executive shall — upon written request by Company to do so — reimburse Employer via certified check for the value of anything previously paid or provided by Company as part of any Severance, save $5,000. In the event this reimbursement provision is triggered, Executive agrees that the remaining provisions of the Agreement shall remain in full force and effect.

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(d)
All stock options (whether vested or unvested) and all restricted stock units shall be immediately forfeited and shall terminate, expire and be of no further force and effect and (i) if any such options have been exercised Executive shall with respect to each exercised option – upon written request by Company to do so – reimburse Company by certified check the difference between the fair market value of such exercised option less the exercise price of such exercised option and (ii) if any such restricted stock units have vested Executive shall – upon written request by Company to do so – reimburse Company by certified check value of such vested restricted stock units.

Nothing in this Paragraph 10 is intended to limit or restrict any other rights or remedies Company may have by virtue of this Agreement or otherwise.

11.
Application. This Agreement shall apply to Executive, as well as to Executive’s heirs, executors, administrators, assigns, and successors. This Agreement also shall apply to, and inure to the benefit of, Company, the predecessors, successors, and assigns of Company, and each past, present, or future employee, agent, representative, officer, or director of Company.
12.
Disclaimer of Liability. This Agreement shall not be construed as an admission of liability or wrong‑doing by either party.
13.
Return of Property. Executive shall promptly return to Employer any property of Company then in Executive’s possession or control, including without limitation, any confidential information or any electronic devices owned by Company in Executive’s possession or control or otherwise purchased by Company on Executive’s behalf without deletion or modification of any business related or personal data, software, or programs then existing on such devices.
14.
Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing if to ResCare, Inc. d/b/a BrightSpring Health Services, 805 N. Whittington Parkway, Louisville, KY 40222, attention CHRO, or if to Executive at the most recent address on the records of Employer, or such other addresses as a party may designate by notice to other parties, and will be deemed to have been duly given: (a) when delivered by hand (with written confirmation of receipt); (b) five days after being sent by U.S. certified mail, return receipt requested; or (c) one business day after being sent overnight for next day delivery if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses first set forth above (or to such other address as a party may designate by notice to the other party).
15.
Effective Date. This Agreement may only be accepted during the 21‑day period after Executive receives this Agreement. In the event Executive signs this Agreement within the twenty‑one (21) days following Executive’s receipt of this Agreement, Executive shall have an additional seven (7) days to revoke this Agreement (with any revocation needing to be mailed and emailed to the attention of CHRO, ResCare, Inc. d/b/a BrightSpring Health Services 805 N. Whittington Parkway, Louisville, KY 40222; email: *****) This Agreement shall not become effective, and none of the benefits set forth in this Agreement will become due or payable, until after the Effective Date of this Agreement (the “Effective Date” being the first day after Executive has executed the Agreement within the allotted 21‑day period and the 7‑day revocation period has expired without revocation being exercised).
16.
Employment Agreement; Complete Agreement. This Agreement, the obligations contained in Sections 9 through 16 of the Employment Agreement (for purposes of clarity Sections 1 through 8 of the Employment Agreement are terminated, void and of no further force or effect), the 2017 Plan Documents, the 2024 Plan Documents, and the Stockholders Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. As such,

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the agreements, documents and obligations outlined in the preceding sentence supersede and encompass all prior and contemporaneous oral and written agreements, negotiations or discussions among the parties and constitutes a complete and exclusive statement of the terms of the agreements among the parties.
17.
Amendment. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment. The parties agree that all representations, warranties, covenants, and agreements of and by the parties will survive and are fully enforceable after the date hereof.
18.
No Reliance. Except as set forth herein, Executive acknowledges and agrees that, in executing this Agreement Executive does not rely and has not relied upon any representations or statements not set forth herein made by Company with regard to the subject matter, basis, or effect of this Agreement, the benefits to which Executive is or may be entitled, or any other matter. Executive agrees that the obligations set forth in this Agreement have been negotiated fully and fairly and represent an agreement based on the totality of the transactions.
19.
Future Assistance. Executive agrees that Executive will cooperate and make himself reasonably available to current Company personnel in the event Executive’s assistance is needed to locate, understand, or clarify work previously performed by Executive or to assist with other work-related issues relating to Executive’s employment. Executive also agrees that Executive will cooperate, assist, and make himself reasonably available to Company personnel or Company agents on an as-needed basis in order to respond to, defend, or address any issues or claims deemed important to Company or to respond to, defend, or address any complaint or claim filed, or any issue raised, by any person or entity who has sued Company or that does business with Company or is associated with Company in any way. Finally, Executive agrees that Executive will provide truthful and accurate sworn testimony in the form of deposition, affidavit, and/or court testimony if requested by current Company personnel. Company will strive to keep the need for future assistance to a minimum and will reimburse Executive for reasonable out-of-pocket expenses incurred as a result of Executive’s assistance, unless such remuneration would be inappropriate or otherwise prohibited under existing law.

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Knowledge and Understanding

Executive acknowledges under penalties of perjury that: (a) Executive received this Agreement on March 5, 2025; (b) Executive has been, and is hereby, advised to consult with an attorney prior to executing this Agreement and has been given a reasonable amount of time within which to consult with an attorney; (c) Executive has been given a period of twenty‑one (21) days within which to consider this Agreement; (d) Executive has availed Executive of all opportunities Executive deems necessary to make a knowing, voluntary, and fully informed decision; (e) Executive has signed this Agreement free of duress or coercion; and (f) Executive is fully aware of Executive’s rights, and has carefully read and fully understands all provisions of this Agreement before signing.

Agreed to by:	ResCare, Inc. d/b/a BrightSpring Health Services

/s/ James Mattingly	By: /s/ Lisa Nalley
James Mattingly Dated: April 11, 2025	Lisa Nalley, CHRO Dated: April 14, 2025

Signature Page

Severance agreement